Exhibit 99.1

NEWS RELEASE

1375 East 9th St | Suite 3100 | Cleveland, Ohio 44114 | 440-701-5100

For Immediate Release

Gas Natural Inc. Announces Agreement to Sell its
Kentucky Utility Operations

CLEVELAND, OH, August 11, 2015 – Gas Natural Inc. (NYSE MKT: EGAS) (the “Company”), a holding company operating local natural gas utilities serving approximately 68,000 customers in six states, announced today that its wholly-owned subsidiary, Public Gas Company, has signed a definitive agreement to sell all of its assets used in the operation of its Kentucky utility business to Kentucky Frontier Gas, LLC for $1.9 million in cash. The closing is subject to customary closing conditions, as well as regulatory approvals.

Mr. Gregory J. Osborne, President and Chief Executive Officer of Gas Natural, commented, “With the proposed sale of our Kentucky utility, along with the pending sale of our Pennsylvania business and the recent divestiture of our Wyoming operations, we have measurably advanced our plan to rationalize non-core assets. We plan to redeploy the capital from the sales to markets where we can focus on growth, quality customer service and solid returns on investment. We believe our Kentucky customers will be in very good hands. Kentucky Frontier provides thousands of customers in eastern Kentucky with safe, efficient and cost effective natural gas service.”

Public Gas Company, a Kentucky corporation, annually distributes 147.4 million cubic feet within seven counties in eastern Kentucky. Kentucky Frontier Gas, a Colorado corporation, is based in Prestonsburg, Kentucky and currently serves approximately 4,000 customers in the surrounding area.

About Gas Natural Inc.
Gas Natural Inc., a holding company, distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 26 billion cubic feet of natural gas to approximately 68,000 customers through regulated utilities operating in Montana, Ohio, Pennsylvania, Maine, North Carolina and Kentucky. The Company’s other operations include interstate pipeline, natural gas production, and natural gas marketing. The Company's Montana public utility was originally incorporated in 1909. Its strategy for growth is to expand throughput in its markets, while looking for acquisitions that are either adjacent to its existing utilities or in under saturated markets. Gas Natural Inc. regularly posts information on its website at www.egas.net.

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Gas Natural Inc. Announces Agreement to Sell Its Kentucky Utility Operations

August 11, 2015

Safe Harbor Regarding Forward-Looking Statements
The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans," "predicts," "believes" and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company's business generally include but are not limited to the Company's ability to successfully integrate the operations of the companies it has recently acquired and consummate additional acquisitions, the Company's continued ability to make dividend payments, the Company's ability to implement its business plan, fluctuating energy commodity prices, the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers, changes in the utility regulatory environment, wholesale and retail competition, the Company's ability to satisfy its debt obligations, including compliance with financial covenants, weather conditions, litigation risks, and various other matters, many of which are beyond the Company's control, the risk factors and cautionary statements made in the Company's public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.'s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, contact:

Gas Natural Inc.	Investor Relations:
James E. Sprague Chief Financial Officer	Deborah K. Pawlowski / Karen L. Howard Kei Advisors LLC
Phone: (216) 202-1564	Phone: (716) 843-3908 / (716) 843-3942
Email: jsprague@egas.net	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com

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